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                                                                    EXHIBIT 99.1

                         PRESIDION CORPORATION APPOINTS
                             CHIEF FINANCIAL OFFICER



Contact:

Marc Vanderburg
Vice President, Business Development
Presidion Corporation
(248) 269-9600


TROY, Mich. (December 12, 2003) -- Presidion Corporation (OTC Bulletin Board:
PSDI), a leading provider of human resources management services to small and mid-sized client companies, today announced that it has named Brian Jarzynski Chief Financial Officer of the Company. Craig A. Vanderburg, President and Chief Executive Officer, served as Acting Chief Financial Officer during the recruitment of the new financial executive.

Brian Jarzynski is a Certified Public Accountant with 14 years of accounting and financial management experience. Before joining Presidion Corporation, he was Senior Vice President, Chief Financial Officer and Treasurer for Comshare, Incorporated, a NASDAQ-listed company, after having served as Corporate Controller for the same company since 1999. He also has 10 years of audit management experience with Ernst and Young LLP, where he worked with both private and publicly traded companies in Detroit, Minneapolis and Chicago. He holds a BA in Accounting from Michigan State University and is a member of the American Institute of Certified Public Accountants and the Financial Executives Institute.

"Presidion Corporation is fortunate to attract a financial executive with Brian's level of relevant experience in public company management and reporting," said Vanderburg. "As we continue to build value for our shareholders by growing our client base, making strategic acquisitions and expanding our geographic reach, Brian will provide very valuable perspective and hands-on financial management. His demonstrated fiscal acumen will be a key element in the success of our growth strategy and will further strengthen Presidion's leadership team. We are very proud to welcome him to our company."

ABOUT PRESIDION CORPORATION
Presidion Corporation is one of the largest Professional Employer Organizations
(PEO) in the United States. With more than 2,600 client companies, Presidion provides human resources, regulatory compliance and employee benefits management services to approximately 34,000 worksite employees. The Company has operational facilities in Florida, South Carolina and Michigan. For more information, visit www.presidion.com.